Exhibit 99.1

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (this “Agreement”) is made and entered into as of January 6, 2017, by and among Asta Funding, Inc., a Delaware corporation (the “Company”), on the one hand, and The Mangrove Partners Master Fund Ltd., The Mangrove Partners Fund, L.P., Mangrove Partners Fund (Cayman), Ltd., Mangrove Partners, Mangrove Capital and Nathaniel August (collectively, the “Stockholders;” the Stockholder and the Company are collectively referred to herein as the “Parties” and each individually as a “Party”), on the other hand as well as, solely for purposes of Sections 1(c), 1(d), 2 and 8 hereof, Gary Stern, Ricky Stern, Emily Stern, Arthur Stern, Asta Group, Incorporated, and GMS Family Investors LLC (collectively, the “Stern Family”) (for Sections 1(c), 2 and 8, the Stern Family shall also be deemed a “Party”).

RECITALS

WHEREAS, as of the date hereof, the Stockholders beneficially own, in the aggregate,  4,005,701 shares of the issued and outstanding common stock of the Company, par value $0.01 per share (“Common Stock”);

WHEREAS, the Company and the Stockholders have determined to come to an agreement with respect to the commencement of a tender offer by the Company and certain other matters, as provided in this Agreement;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

1.             Tender Offer.

(a)           No later than ten Business Days following the date of this Agreement, the Company shall commence (within the meaning of Rule 14d-2 under the Exchange Act) an issuer tender offer to all stockholders to repurchase no less than 5,314,009 shares of Common Stock at a price of $10.35 per share in cash (the “Tender Offer”) (it being understood that the Company shall not be in breach of the foregoing in the event less than 5,314,009 shares of Common Stock are tendered and accepted in such Tender Offer).  The expiration of the Tender Offer shall be no later than February 28, 2017 (the “Tender Offer Expiration Date”), after which the Company shall not extend the Tender Offer. The obligations of the Company to accept for payment, and pay for, any shares of Common Stock tendered pursuant to the Tender Offer shall be subject only to the satisfaction or waiver (to the extent permitted under this Agreement) of the following conditions: (i) the Company has obtained all governmental, regulatory or NASDAQ consents and approvals necessary in order to consummate and effect the Tender Offer; (ii) no governmental authority of competent jurisdiction has enacted, issued or entered any restraining order, injunction or similar order or legal restraint that enjoins or otherwise prohibits the Tender Offer (a “Government Restraint”); and (iii) no legal action shall have been instituted or pending by an governmental authority of competent jurisdiction that challenges or otherwise relates to the Tender Offer (a “Government Action”).  In no event shall the Company, without the prior written consent of the Stockholders, (A) reduce the number of shares of Common Stock subject to the Tender Offer; (B) reduce the price per share in the Tender Offer or change the form of consideration payable pursuant to the Tender Offer; or (C) amend or supplement any term of the Tender Offer in a manner adverse to the Stockholders.

(b)           Promptly following the commencement of the Tender Offer, the Stockholders shall tender or cause to be tendered all of the shares (and other than following a termination of this Agreement, shall not withdraw such tender) of Common Stock that they own beneficially or of record in the Tender Offer.  To the extent of any proration in the Tender Offer, the Stockholders agree to allocate to the Tender Offer their shares purchased at the lowest prices.

(c)           The Stern Family shall not tender any shares of Common Stock that they own beneficially or of record in the Tender Offer.

2.             Standstill.

(a)           Beginning after the sale of all of their shares of Common Stock, without the prior written consent of the Board of Directors of the Company (the “Board”), the Stockholders shall not, and shall instruct their Representatives not to, directly or indirectly (in each case, except as permitted by this Agreement):

(i)           (A) acquire, offer or agree to acquire, or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any securities of the Company or any voting rights decoupled from the voting securities; or (B) sell, offer or agree to sell, through swap or hedging transactions or otherwise, any securities of the Company or any voting rights decoupled from the underlying voting securities held by the Stockholders or their Representatives to any Third Party;

(ii)           (A) nominate or recommend for nomination a person for election at any Stockholder Meeting at which the directors of the Board of Directors of the Company are to be elected or in any solicitation of written consents of stockholders of the Company; (B) initiate, knowingly encourage or participate in any solicitation of proxies in respect of any election contest or removal contest with respect to the Company’s directors; (C) submit any stockholder proposal (pursuant to Rule 14a-8 promulgated by the SEC under the Exchange Act or otherwise) or bring any other business for consideration at, or bring any other business before any Stockholder Meeting; (D) initiate, knowingly encourage or participate in any solicitation of proxies in respect of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (E) initiate, knowingly encourage or participate in any solicitation of written consents of stockholders of the Company; (F) initiate, knowingly encourage or participate in any request to call a special meeting of the stockholders of the Company; (G) initiate, knowingly encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting; or (H) induce or knowingly encourage any person to take any of the foregoing actions in this Section 2(b)(ii);

(iii)          form, join or in any way participate in any group with respect to any voting securities of the Company in connection with any election or removal contest with respect to the Company’s directors;

(iv)          advise, encourage or influence any person with respect to voting any shares of capital stock of the Company with respect to any matter  or seek to do any of the foregoing;

(v)           deposit any voting securities of the Company in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof, other than any such voting trust, arrangement or agreement solely among the Stockholders and one or more of their Affiliates;

(vi)          seek to control or in any way influence, alone or in concert with others, the governance, management  or policies of the Company, including, without limitation, seeking to amend any provision of the Company’s certificate of incorporation, bylaws or policies;

(vii)        demand an inspection of the Company’s books and records pursuant to Section 220  of the Delaware General Corporation Law or otherwise;

(viii)        effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings with any Third Party) offer or propose (whether publically or otherwise) to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether publically or otherwise) to effect or participate in, (A) any acquisition of any securities, or any material assets or businesses, of the Company or any of its subsidiaries; (B) any tender offer or exchange offer (except as specifically contemplated by this Agreement), merger, acquisition, share exchange or other business combination involving any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; or (C) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses;

(ix)          take any action challenging the validity or enforceability of this Section 2 or this Agreement, or publicly make or in any way advance publicly any request or proposal that the Company or the Board amend, modify or waive any provision of this Agreement;

(x)           enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing; or

(xi)           take or cause to induce any Third Party to take any action inconsistent with any of the foregoing.

(b)           Prior to the earliest of (i) the Tender Offer Expiration Date, (ii) the closing of the Tender Offer and (iii) the Termination Date, none of the Company, the Stockholders or the Stern Family shall except as permitted by this Agreement, without the prior written consent of the all of the other Parties,

(i)            publicly refer to: (A) any Stockholder Meeting or (B) any prior discussions between the Parties, including in any filing with the SEC (including any proxy solicitation materials, preliminary proxy statement, definitive proxy statement or otherwise), in any press release or in any other written or oral disclosure to a Third Party, except as required by law to be included in the filings with the SEC in connection with the Tender Offer; provided, however, that for the avoidance of doubt, the Company shall be permitted to file a Form 10-K/A with the required information under law.

(ii)           make any purchases of the Company’s securities, including, but not limited to, pursuant to any stock buyback plans, tender offers, open-market purchases, privately negotiated transactions or otherwise,

(iii)          make or propose to make any amendments to the Company’s certificate of incorporation or bylaws, except for the bylaw amendments described in Exhibit A hereto;

(iv)          adopt, renew, propose or otherwise enter into a shareholder rights plan with respect to the Company’s securities;

(v)           adopt or propose any changes to the Company’s capital structure;

(vi)          negotiate, enter into, propose or otherwise transact in any extraordinary transactions with respect to the Company (other than between the parties hereto), outside the ordinary course of business, including, but not limited to, any mergers, asset sales or asset purchases.

(c)           If this Agreement terminates pursuant to clause (ii) of Section 10 or Section 10(a), the Company shall take all necessary actions to permit the Stockholders to make a timely nomination of directors to the Board and to submit timely proposals for other business for consideration at the 2017 annual meeting of stockholders of the Company until the date that is ten Business Days following the Termination Date or ten Business Days following notice by the Company of a material breach pursuant to Section 10(a), as applicable.

3.             Mutual Non-Disparagement.  No Party shall, and no Party shall permit any of its Representatives to, publicly disparage or publicly criticize, or make or issue or cause to be made or issued any public disclosure, announcement or statement (including, without limitation, the filing of any document or report or the making of any other disclosure with the SEC or any other governmental authority, unless required by law or legal process, or any disclosure to any journalist, member of the media or securities analyst) that might reasonably be expected to disparage, criticize or otherwise be construed to be derogatory, critical of, negative toward, or detrimental to, any Other Party or its subsidiaries, its or its subsidiaries’ business or any of its or its subsidiaries’ current or former directors, officers, or employees, including the business and current or former directors, officers and employees of such Other Party’s Affiliates, as applicable.

4.             No Litigation.

(a)           The Stockholders covenant and agree that they shall not, and shall not permit any of their Representatives to, alone or in concert with others, knowingly encourage or pursue, or assist any other person to threaten, initiate or pursue, any lawsuit, claim or proceeding before any court or governmental, administrative or regulatory body (collectively, “Legal Proceeding”) against the Other Parties or any of their respective Representatives except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent the Stockholders or any of their Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, the Stockholders or any of their Representatives; provided, further, that in the event that any of the Stockholders or any of their Representatives receives such Legal Requirement, the Stockholders shall give prompt written notice of such Legal Requirement to Other Parties.

(b)           The Company covenants and agrees that it shall not, and shall not permit any of its Representatives to, alone or in concert with others, knowingly encourage or pursue, or assist any other person to threaten, initiate or pursue, any Legal Proceedings against the Other Parties or any of their respective Representatives, except for any Legal Proceeding initiated solely to remedy a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent the Company or any of its respective Representatives from responding to a Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, the Company or any of its respective Representatives; provided, further, that in the event the Company or any of its respective Representatives receives such Legal Requirement, the Company shall give prompt written notice of such Legal Requirement to the Other Parties.

5.             Mutual Releases.

(a)           Each of the Stockholders, on behalf of themselves and their respective heirs, estates, trustees, beneficiaries, successors, predecessors, assigns, subsidiaries, principals, directors, officers, and insurers (the “Stockholder Releasors”), hereby do remise, release and forever discharge, and covenant not to sue or take any steps to pursue or further any Legal Proceeding against any of the Other Parties or their respective successors, predecessors, assigns, subsidiaries, principals, directors and officers (in their capacity as such), and insurers (the “Company Releasees”) from and in respect of any and all claims and causes of action, whether based on any federal, state or foreign law or right of action, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, that all or any of the Stockholder Releasors have, had, or may have against the Company Releasees, or any of them, of any kind, nature or type whatsoever, from the beginning of time to the date of this Agreement; provided, however, that the foregoing release shall not release any rights or duties under this Agreement or any claims or causes of action that the Stockholder Releasors may have for the breach or enforcement of any provision of this Agreement.

(b)           The Company, on behalf of itself and its successors, predecessors, assigns, subsidiaries, principals, directors, officers, and insurers (the “Company Releasors”), hereby do remise, release and forever discharge, and covenant not to sue or take any steps to pursue or further any Legal Proceeding against any of the Other Parties or their respective heirs, estates, trustees, beneficiaries, successors, predecessors, assigns, subsidiaries, principals, directors and officers (in their capacity as such), and insurers (the “Stockholder Releasees”) from and in respect of any and all claims and causes of action, whether based on any federal, state or foreign law or right of action, direct, indirect or representative in nature, foreseen or unforeseen, matured or unmatured, known or unknown, that all or any of the Company Releasors have, had, or may have against the Stockholder Releasees, or any of them, of any kind, nature or type whatsoever, from the beginning of time to the date of this Agreement; provided, however, that the foregoing release shall not release any rights or duties under this Agreement or any claims or causes of action that the Company Releasors may have for the breach or enforcement of any provision of this Agreement.

(c)           Each Party represents and warrants that it has not heretofore transferred or assigned, or purported to transfer or assign, to any person, firm or corporation any claims, demands, obligations, losses, causes of action, damages, penalties, costs, expenses, attorneys’ fees, liabilities or indemnities herein released. Each of the Parties represents and warrants that neither it nor any assignee has filed any lawsuit against any Other Party.

(d)           Each Party waives any and all rights (to the extent permitted by state law, federal law, principles of common law or any other law) that may have the effect of limiting the releases in this Section 5. Without limiting the generality of the foregoing, each Party acknowledges that there is a risk that the damages and costs that it believes it has suffered or will suffer may turn out to be other than or greater than those now known, suspected or believed to be true.  Facts on which each Party has been relying in entering into this Agreement may later turn out to be other than or different from those now known, suspected or believed to be true.  Each Party acknowledges that in entering into this Agreement, it has expressed that it agrees to accept the risk of any such possible unknown damages, claims, facts, demands, actions and causes of action.  Each Party acknowledges and agrees that the releases and covenants provided for in this Section 5 are binding, unconditional and final as of the date hereof.

6.             Press Release and SEC Filings.

(a)           No later than one Business Day following the date of this Agreement, the Company shall announce the entry into this Agreement and the material terms hereof by means of a mutually agreed upon press release (the “Mutual Press Release”).  Prior to the issuance of the Mutual Press Release, neither the Company nor the Stockholders shall issue any press release, public announcement or other public statement (including, without limitation, in any filing required under the Exchange Act) regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the Other Parties.  No Party or any of its Representatives shall issue any press release, public announcement or other public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Mutual Press Release, except as required by law or applicable stock exchange listing rules or with the prior written consent of the Other Parties and otherwise in accordance with this Agreement.

(b)           No later than two Business Days following the date of this Agreement, the Stockholders shall file with the SEC an amendment to their Schedule 13D in compliance with Section 13 of the Exchange Act reporting their entry into this Agreement, disclosing applicable items to conform to their obligations hereunder and appending this Agreement as an exhibit thereto (the “Schedule 13D Amendment”).  The Schedule 13D Amendment shall be consistent with the Mutual Press Release and the terms of this Agreement.  The Stockholders shall provide the Company and its Representatives with a reasonable opportunity to review the Schedule 13D Amendment prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives.

(c)           No later than four Business Days following the date of this Agreement, the Company shall file with the SEC a Current Report on Form 8-K reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement and the Mutual Press Release as an exhibit thereto (the “Form 8-K”).  The Form 8-K shall be consistent with the Mutual Press Release and the terms of this Agreement.  The Company shall provide the Stockholders and their Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the Stockholders.

(d)           No later than five Business Days following the receipt of any comments from the SEC with respect to the Tender Offer, the Company shall file with the SEC responses to the SEC comments.

7.             Compliance with Securities Laws.  Each of the Stockholders acknowledges that the U.S. securities laws generally prohibit any person who has received from an issuer material, non-public information concerning such issuer from purchasing or selling securities of such issuer and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

8.             Affiliates and Associates.  Each of the Parties shall cause their Affiliates and Associates to comply with the terms of this Agreement and shall be responsible for any breach of this Agreement by any such Affiliate or Associate.  A breach of this Agreement by an Affiliate or Associate of any Party, if such Affiliate or Associate is not a Party hereto, shall be deemed to occur if such Affiliate or Associate engages in conduct that would constitute a breach of this Agreement if such Affiliate or Associate was a Party hereto the same extent as such Party.

9.             Representations and Warranties.

(a)           Each Stockholder that is a natural person represents and warrants that he is sui juris and of full capacity. Each Stockholder represents and warrants that he, or if an entity, it, has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by such Stockholder, constitutes a valid and binding obligation and agreement of such Stockholder and is enforceable against such Stockholder in accordance with its terms.  The Stockholders represent and warrant that, as of the date of this Agreement, they beneficially own 4,005,701 shares of Common Stock free and clear of all liens and encumbrances, have voting authority over such shares, and own no Synthetic Equity Interests or any Short Interests in the Company.  The Stockholders represent and warrant that they have not formed and are not members of any group with any other person and are not acting in concert with any other person.

(b)           The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, is enforceable against the Company in accordance with its terms and does not require the approval of the Company’s stockholders.  The Company has, and will have at the closing of the Tender Offer, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the aggregate amounts contemplated by the Tender Offer and to perform its obligations under this Agreement.

(c)           The Company is not, nor has it ever been, a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time during the applicable period specified in Code Section 897(c)(1)(A)(ii).  The Company hereby acknowledges and agrees that the Tender Offer is not a “Rule 13e-3 transaction” as defined in Rule 13e-3 promulgated under the Exchange Act.  As of their respective filing dates, the documents filed by the Company with the SEC since January 6, 2014 (as have been amended since the time of their filing, collectively, the “Company SEC Documents”) did not (or with respect to Company SEC Documents filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. All of the audited financial statements and unaudited interim financial statements of the Company filed with or incorporated by reference in the Company SEC Documents, as amended, supplemented or restated, if applicable, including but not limited to the audited financial statements of the Company with respect to the fiscal year ended September 30, 2016 (collectively, the “Financial Statements”), (A) have been prepared from, are in accordance with, and accurately reflect the books and records of the Company in all material respects, (B) have been prepared, in all material respects, in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act) and (C) fairly present, in all material respects, the financial position and the results of operations and cash flows of the Company as of the times and for the periods referred to therein.

10.             Termination. Each Party shall have the right to terminate this Agreement by giving written notice to the Other Parties (i) at any time after the close of business on the date that is the two-year anniversary of the signing of this Agreement or (ii) immediately if (A) the Tender Offer does not close on or prior to the Tender Offer Expiration Date, (B) the Company amends or supplements any term of the Tender Offer in a manner adverse to the Stockholders, (C) a Government Restraint is enacted, issued or entered (including as a result of a Legal Proceeding instituted by a Third Party), (D) a Government Action is instituted or (E) a material breach by Gary Stern or the Stockholders, as applicable, of that certain Securities Purchase Agreement, dated the date hereof, by and among Gary Stern and the Stockholders (the “Securities Purchase Agreement”) (the date of such termination, the “Termination Date”). Notwithstanding the foregoing:

(a)           The obligations of the Stockholders pursuant to Section 1, Section 2, Section 3, Section 4, Section 5, Section 6(b), Section 8 and Section 15 shall terminate immediately in the event the Company materially breaches its obligations pursuant to Section 1, Section 2, Section 3, Section 4, Section 5, Section 6, Section 8 or Section 15 or the representations and warranties in Section 9(b) of this Agreement or the Stern Family materially breaches its obligations pursuant to Section 1(c), Section 2 or Section 8 of this Agreement; provided, however, that any termination in respect of a breach of Section 3 shall require a determination of a court of competent jurisdiction that the Company has materially breached Section 3.

(b)           The obligations of the Company pursuant to Section 1, Section 2, Section 3, Section 4, Section 5, Section 6, Section 8 and Section 15, shall terminate immediately in the event the Stockholders  materially breach their obligations in Section 1, Section 2, Section 3, Section 4, Section 5, Section 6, Section 8, Section 15 or the representations and warranties in Section 9(a); provided, however, that any termination in respect of a breach of Section 3 shall require a determination of a court of competent jurisdiction that any of the Stockholders has materially breached Section 3.

11.             Expenses.  Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby.

12.             Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered by hand, with written confirmation of receipt; (b) upon sending, if sent by facsimile to the facsimile numbers below, with electronic confirmation of sending; (c) one day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or (d) when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company, to:

Asta Funding, Inc.
Attention: Bruce R. Foster, Chief Financial Officer
210 Sylvan Avenue
Englewood Cliffs, New Jersey 07632

with a copy (which shall not constitute notice) to:

Vinson & Elkins LLP
666 Fifth Avenue, 26th Floor
New York, NY 10069
Attention: Kai Liekefett, Michael Swidler
Email: kliefefett@velaw.com, mswidler@velaw.com
Fax: (212-237-0100), (917) 849-5367

If to the Stockholders, to:

Mangrove Partners
645 Madison Avenue, 14th Floor
New York, NY 10022
Attention: Ward Dietrich
Email:  WDietrich@MangrovePartners.com

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attention: Steve Wolosky
Facsimile: (212) 451-2222

If to the Stern Family, to:

Gary Stern
c/o Asta Funding, Inc.
210 Sylvan Avenue
Englewood Cliffs, New Jersey 07632

with a copy (which shall not constitute notice) to:

Akerman LLP
666 Fifth Avenue, 20th Floor
New York, NY  10103
Attention: Wayne Wald, Palash Pandya
Email: wayne.wald@akerman.com, palash.pandya@akerman.com

13.             Governing Law; Jurisdiction; Jury Waiver. This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its conflict of laws principles which would refer a matter to the laws of another jurisdiction.  The Parties agree that exclusive jurisdiction and venue for any Legal Proceeding arising out of or related to this Agreement shall exclusively lie in any state or federal court located in the Borough of Manhattan in the State of New York. Each Party waives any objection it may now or hereafter have to the laying of venue of any such Legal Proceeding, and irrevocably submits to personal jurisdiction in such court in any such Legal Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Legal Proceeding brought in such court has been brought in any inconvenient forum. Each Party consents to accept service of process in any such Legal Proceeding by service of a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 12.  Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.  No Party shall seek to consolidate, by counterclaim or otherwise, any action in which a jury trial has been waived with any other action in which a jury trial cannot be or has not been waived.

14.             Specific Performance.  The Parties acknowledge and agree that irreparable injury to the Other Party would occur in the event that any provision of this Agreement were not performed in accordance with such provision’s specific terms or were otherwise breached or threatened to be breached, and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that each Party (as applicable, the “Moving Party”) shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the Other Parties shall not take action in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Party against whom specific performance is sought agrees to waive any applicable right or requirement that a bond be posted. This Section 14 shall not be the exclusive remedy for any violation of this Agreement.

15.             Tax Indemnity. On an after-tax basis, the Company shall defend, indemnify and hold harmless the Stockholders, and their respective officers, managers, directors, equityholders, employees, agents and Affiliates, and the heirs, successors and assigns of each (collectively, the “Stockholder Indemnified Parties”) from and against any and all Taxes, interest, loss of tax attributes, claims, penalties and damages imposed under or otherwise relating from the application of Code Section 5881 (or any other similar provision of foreign, state or local law) with respect to this Agreement, the Securities Purchase Agreement or any other transaction relating to this Agreement or the Securities Purchase Agreement (including, but not limited to, any payment under this Section 15).  Except as otherwise required by a final determination as defined in Section 1313 of the Code (or similar provision of foreign, state or local law), the  Stockholders and the Company shall and shall cause their Affiliates to (a) file all Tax Returns consistent with the position that no payment or other consideration made under this Agreement, the Securities Purchase Agreement or any other transaction relating to this Agreement or the Securities Purchase Agreement constitutes “greenmail” as defined in Section 5881 of the Code or any similar provision of foreign, state or local Tax law (the “Intended Tax Position”) and (b) not take any position whether on any Tax Return or in any Tax audit, examination or other administrative or judicial proceeding (a “Tax Proceeding”) inconsistent with the Intended Tax Position.  Further, (i) each Party shall promptly notify the Other Party in writing upon receipt of notice of any pending or threatened Tax claim, audit or assessment relating to the Intended Tax Position, and (ii) after consulting with the Stockholders in good faith, the Company shall have the right to direct, control and defend any Tax Proceeding relating to the Intended Tax Position. The Parties shall cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any such Tax imposed under Section 5881 of the Code (or any similar provision of foreign, state or local Tax law) and the amount of any payment required to be made by the Company pursuant to the first sentence of this Section 15. For the purposes of this Section 15, “Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof; and “Taxes” shall mean any taxes, interest, penalties, assessments and other governmental charges in the nature of a tax imposed by any taxing authority.

16.             Certain Definitions and Interpretations.  As used in this Agreement:  (a) the terms “Affiliate” and “Associate” (and any plurals thereof) have the meanings ascribed to such terms under Rule 12b-2 promulgated by the SEC under the Exchange Act and shall include all persons or entities that at any time prior to the Termination Date become Affiliates or Associates of any person or entity referred to in this Agreement; provided, however, that, for purposes of this Agreement, the Stockholders shall not be an Affiliate or Associate of the Company and the Company shall not be an Affiliate or Associate of any of the Stockholders; (b) the term “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (c) the terms “beneficial ownership,” “group,” “person,” “proxy” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act; (d) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or obligated to be closed by applicable law; (e) the term “Code” means the Internal Revenue Code of 1986, as amended; (f) the term “Other Party” means (i) with respect to the Company, the Stockholders; and (ii) with respect to the Stockholders, the Company; (g) the term “Representatives” means a person’s Affiliates and Associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives; (h) the term “SEC” means the U.S. Securities and Exchange Commission; (i) the term “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or that provides the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities; (j) the term “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any other meeting of stockholders held in lieu thereof, and any adjournment, postponement, reschedulings or continuations thereof; (k) the term “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and (l) the term “Third Party” refers to any person that is not a Party, a member of the Board, a director or officer of the Company, or legal counsel to any Party.  In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; (iv) defined terms used in the singular include the plural and vice versa; and (v) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated.

17.             Miscellaneous.

(a)           This Agreement contains the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

(b)           This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons.

(c)           This Agreement shall not be assignable by operation of law or otherwise by a Party without the consent of the Other Parties. Any purported assignment without such consent is void.  Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.

(d)           Neither the failure nor any delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e)           If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.  In addition, the Parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

(f)           Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each Party; provided, however, that any amendment or modification adverse to the Stern Family shall also require the written consent of the Stern Family.

(g)           This Agreement may be executed in one or more textually identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

(h)           Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed this Agreement with the advice of such counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement, and any and all drafts relating thereto exchanged among the Parties will be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement will be decided without regard to events of drafting or preparation.

(i)           The headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision of this Agreement

 [Signature Pages Follow]

IN WITNESS WHEREOF, each of the Parties and each member of the Stern Family has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

ASTA FUNDING, INC.

By:	/s/ Bruce R. Foster
Name:	Bruce R. Foster
Title:	Chief Financial Officer

Signature Page to Settlement Agreement

THE MANGROVE PARTNERS MASTER FUND, LTD.

By:	MANGROVE PARTNERS as Investment Manager

By:	/s/ Nathaniel August
Name:	Nathaniel August
Title:	Director

THE MANGROVE PARTNERS FUND, L.P.

By:	MANGROVE CAPITAL as General Partner

By:	/s/ Nathaniel August
Name:	Nathaniel August
Title:	Director

MANGROVE PARTNERS FUND (CAYMAN), LTD.

By:	MANGROVE PARTNERS as Investment Manager

By:	/s/ Nathaniel August
Name:	Nathaniel August
Title:	Director

MANGROVE PARTNERS

By:	/s/ Nathaniel August
Name:	Nathaniel August
Title:	Director

MANGROVE CAPITAL

By:	/s/ Nathaniel August
Name:	Nathaniel August
Title:	Director

/s/ Nathaniel August
NATHANIEL AUGUST

Signature Page to Settlement Agreement

Solely for purposes of Sections 1(c), 2 and 8 of this Agreement:

ASTA GROUP, INC.

By:	/s/ Gary Stern
Name:	Gary Stern
Title:	President

GMS FAMILY INVESTORS, LLC

By:	/s/ Ricky Stern
Name:	Ricky Stern
Title:	Manager

/s/ Gary Stern
GARY STERN

/s/ Ricky Stern
RICKY STERN

/s/ Emily Stern
EMILY STERN

/s/ Arthur Stern
ARTHUR STERN

Signature Page to Settlement Agreement

Exhibit A

Article III of the Company’s bylaws will be amended to add a new Section 11 as follows:

“Section 11.                      Independence of the Board.

(a)
At least one-half of the members of the Board (rounded up in the event that the number of directors is an odd number) shall be independent as defined by applicable law, regulation or listing standards.

(b)	The Board shall elect a lead independent director (the “Lead Independent Director”) from its members that are independent directors. The Lead Independent Director shall:

(i)	with the Chairman of the Board, establish the agenda for regular Board meetings;

(ii)	establish the agenda for and preside over meetings of the independent directors;

(iii)	preside over any portions of meetings of the Board at which the evaluation or compensation of the Chief Executive Officer is presented or discussed;

(iv)	preside over any portions of meetings of the Board at which the performance of the Board is presented or discussed and;

(v)	exercise other such powers and duties as the Board may, from time to time, determine in accordance with applicable law.

(c)	This Section 11 shall remain in effect until January 6, 2019 and shall cease to be in effect after such date.

(d)	This Section 11 shall terminate if the Company ceases to be a publicly-traded company or a reporting company subject to Section 13 or Section 15(d) of the Exchange Act.”